                                                                    EXHIBIT 4.1

                                                                 Execution Copy




                THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION

                            REPRESENTATION AGREEMENT
                                      AND
                               ZIXIT CORPORATION
                             STOCK OPTION AGREEMENT


         This Representation Agreement and ZixIt Corporation Stock Option Agreement (the "Agreement"), effective as of November 1, 1999, is made and entered into by and between ZixIt Corporation, a Texas corporation ("ZixIt" or "Company"), and Henry Kuehne, an individual ("Kuehne"). Certain defined terms used in this Agreement are set forth in Section 9.

                                  WITNESSETH:

         WHEREAS, ZixIt and Kuehne desire to enter into a representation engagement, and in connection therewith, ZixIt has agreed to issue this Option (as defined in Section 2); and

         WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the representation engagement and the Option, which carries the registration rights set forth in Exhibit A.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and as an inducement to Kuehne to promote the success of the business of ZixIt, the parties hereby agree as follows:

1.       Representation Engagement.

         (a) Unless this Agreement is earlier terminated as provided below, until August 31, 2004 (the "Representation Expiration Date"), Kuehne will exclusively wear "information" designated by ZixIt on the front, a side of the hat of ZixIt's choosing, and rear of his hat at (a) golf tournaments in which he plays within North America and at all golf tournaments outside North America that are televised in any part of the United States or (b) during any television interviews in which he participates, if practical. ZixIt agrees that the Woolrich name may be displayed on the other side of his hat so long as Kuehne's current contractual obligations with Woolrich require him to do so. In any event, the Woolrich name will be subordinate in size (approximately 1/3) to the size of the Company "information." If Kuehne reasonably determines that any of said "information" is offensive or is harmful, Kuehne may decline to wear that information on his hat.

         (b) To the extent that Kuehne does not play professional golf for more than six months due to injury or disability, the term of this Agreement will be suspended for the period of the injury or disability that exceeds six months. Upon resumption of play, the term of this Agreement will resume and the Representation Expiration Date, the dates the Transfer restrictions lapse, and the Scheduled Option Expiration Date (as defined below) will be appropriately adjusted to account for the period of the injury or disability that exceeds six months.

2. Grant of Option; Expiration of Option. Effective as of the date first set forth above (the "Award Date"), ZixIt hereby grants to Kuehne, upon the terms set forth in this Agreement, a nonqualified option (the "Option"), to acquire 100,000 shares of ZixIt Common Stock, $.01 par value per share (the "Common Stock"). The exercise price of the Option is $ 32.55 per share, which exercise price is subject to adjustment as provided in the next sentence. If as of August 24, 2000, the Average Fair Market Value is less than $42.55, then the exercise price for the Option will be adjusted to the Average Fair Market Value minus $10, but in no event will the exercise price be adjusted to lower than $7 per share. The Option may be exercised from time-to-time with respect to any shares of Common Stock as to which the Option has not been exercised until the eighth anniversary of the Award Date (the "Scheduled Option Expiration Date"), except as otherwise provided in this Agreement. Unless earlier terminated as provided in this Agreement, the Option will expire with respect to all vested shares as to which the Option has not been exercised on the eighth anniversary of the Award Date. The Common Stock shares issuable or issued upon the exercise of the Option are referred to herein as the "Option Shares."

3. Vesting and Sale of Option Shares. Subject to Section 4, the Option is fully vested on the date hereof, and the Option may be exercised. The Option Shares may not be Transferred by Kuehne until the dates specified below:

         Option Shares                   Date
         ----------------------------------------------
            25,000             No Transfer Restrictions
         ----------------------------------------------
            25,000                     2/24/2001
         ----------------------------------------------
            25,000                     2/24/2002
         ----------------------------------------------
            25,000                     2/24/2003
         ----------------------------------------------

The Transfer restrictions will lapse upon the occurrence of a Change of Control. Each of February 24, 2001, February 24, 2002, and February 24, 2003 is hereinafter referred to as an "Installment Date" and the three dates collectively are the "Installment Dates."

4.       Termination.

         (a) This Agreement may be terminated by ZixIt if Kuehne breaches his obligations under Section 1 of this Agreement and such breach is not cured within 10 days of receipt of written notice from ZixIt. Upon termination, the Option Shares that are not yet freely Transferable are automatically cancelled.

         (b) ZixIt may terminate this Agreement by giving written notice to Kuehne between November 30, 2001 and January 1, 2002, if Kuehne has not secured his first U.S. PGA card by

November 30, 2001. Upon termination, the Option Shares that would have become freely Transferable on February 24, 2002 and February 24, 2003 are automatically cancelled, unless Kuehne has played in at least 14, in the aggregate, official U.S. PGA events during 2000 and 2001, in which case only the Option Shares that would have become freely Transferable on February 24, 2003, are automatically cancelled.

         (c) Kuehne may terminate his obligations under Section 1 of this Agreement by giving written notice to ZixIt during the periods August 24, 2001 through September 3, 2001, August 24, 2002 through September 3, 2002, and August 24, 2003 through September 3, 2003, if the "cumulative profit" is not at least $2 Million, $3 Million and $5 Million, respectively, under the Option. The "cumulative profit" is calculated by multiplying 100,000 times (the Average Fair Market Value of one Common Stock share minus the option exercise price). In the event that a Sale of ZixIt occurs, the "cumulative profit" will be "fixed," and will be calculated by multiplying 100,000 times (the Sale price per Common Stock share minus the option exercise price). The "fixed" cumulative profit will be used thereafter for purposes of determining Kuehne's termination rights as stated in this Subsection 4(c). Upon termination of his obligations under Section 1 of this Agreement as provided in this Subsection 4(c), the Option Shares set forth in the table below are automatically cancelled:

             -----------------------------------------------------
              Termination Year         Option Shares Cancelled
             -----------------------------------------------------
                   2001            February 2002 and 2003 tranche
             -----------------------------------------------------
                   2002            February 2003 tranche
             -----------------------------------------------------
                   2003            None
             -----------------------------------------------------



         (d) If Kuehne dies prior to February 24, 2003, the Option Shares set forth in the table below are automatically cancelled:

      -------------------------------------------------------------------
           Date of Death                   Option Shares Cancelled
      -------------------------------------------------------------------
         Before 2/24/2001          February 2001, 2002, and 2003 tranches
      -------------------------------------------------------------------
      2/24/2001 to 2/24/2002       February 2002 and 2003 tranches
      -------------------------------------------------------------------
      2/24/2002 to 2/24/2003       February 2003 tranche
      -------------------------------------------------------------------


In the event of Kuehne's death, Kuehne's estate, heirs, or beneficiaries, as the case may be, will have one year from the date of death to exercise this Option as to the un-cancelled, and theretofore, unexercised Option Shares.

         (e)      At ZixIt's election, this Agreement will terminate if Kuehne
(i) voluntarily seeks, consents to, or acquiesces in the benefit or benefits of the Bankruptcy Code of the United States of America or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief law from time-to-time in effect affecting the rights of creditors generally ("Debtor Relief Law") or (ii) becomes a party to (or is made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days of the filing of same). Upon termination as provided in this Subsection 4(e), those Option Shares set forth in the table below are automatically cancelled:

          ------------------------------------------------------------------
           Date of Termination               Option Shares Cancelled
          ------------------------------------------------------------------
             Before 2/24/2001         February 2001, 2002, and 2003 tranches
          ------------------------------------------------------------------
          2/24/2001 to 2/24/2002      February 2002 and 2003 tranches
          ------------------------------------------------------------------
          2/24/2002 to 2/24/2003      February 2003 tranche
          ------------------------------------------------------------------


         (f) If Kuehne has already exercised the Option with respect to Option Shares that are thereafter cancelled as permitted in this Agreement, then Kuehne (and his estate, heirs, or beneficiaries, as the case may be) shall surrender the stock certificate(s) covering the cancelled Option Shares to ZixIt so that the stock certificate(s) can be cancelled, and, if appropriate, a new certificate re-issued for any un-cancelled Option Shares represented by the cancelled certificate(s). When Kuehne surrenders the stock certificate(s) as aforesaid, ZixIt will return to Kuehne the exercise price he paid to ZixIt with respect to the Option Shares that have been cancelled.

5.       Exercise; Payment of Exercise Price.

         (a) To exercise the Option, Kuehne shall provide written notice (the "ZixIt Exercise Notice") to ZixIt at its principal executive office to the attention of ZixIt's chief financial officer. The notice must: (i) state the number of shares of Common Stock being purchased; (ii) be signed by Kuehne; and
(iii) be accompanied by payment of the aggregate exercise price for all shares of Common Stock being purchased (unless Kuehne has provided for payment through a broker-dealer or other means as permitted under this Agreement). The Option may be exercised with respect to vested and exercisable shares of Common Stock from time-to-time (i.e., there is no obligation to exercise all vested and exercisable shares at one time, but the Option may not be exercised at any one time with respect to less than 1,000 shares).

         (b) Payment of Exercise Price. At the time of exercise, Kuehne shall pay to ZixIt the exercise price per share of Common Stock times the number of shares of Common Stock as to which the Option is being exercised. Kuehne shall make such payment by delivering cash, certified check, or wire transfer, or other payment mechanism mutually agreeable to ZixIt and Kuehne. If the Option is exercised in full, Kuehne shall surrender this Agreement to ZixIt for cancellation. If the Option is exercised in part, Kuehne shall surrender this Agreement to ZixIt so that ZixIt may make appropriate notation hereon.

         (c) Subject to Section 8, ZixIt shall promptly issue and deliver a certificate representing the number of shares of Common Stock as to which the Option has been exercised after ZixIt receives a notice of exercise and upon receipt by ZixIt of the aggregate exercise price; provided, that, ZixIt shall have no obligation to deliver a certificate for any shares for which the Transfer restrictions have not lapsed. If the shares of Common Stock to be issued upon the exercise of the Option are covered by an effective registration statement (see Exhibit A attached hereto) under the Securities Act of 1933, as amended (the "Act"), the Option may be exercised by a broker-dealer acting on behalf of Kuehne in accordance with ZixIt's customary procedures and applicable law for a "cashless" option exercise.

6. Preservation of Rights. The number of shares of Common Stock subject to the Option and the exercise price therefor set forth in Section 2 shall be subject to appropriate adjustment, reasonably satisfactory to Kuehne and ZixIt, to preserve the relative rights of Kuehne and ZixIt under this Agreement in the event of any change or exchange of Common Stock for a different number or kind of securities, any of which results from one or more stock splits, reverse stock splits, or stock dividends. If a Change of Control with respect to ZixIt occurs, and, as a part of such Change of Control, shares of stock, other securities, cash or property shall be issuable or deliverable in exchange for Common Stock, then Kuehne shall be entitled to purchase or receive (in lieu of the shares of Common Stock that Kuehne would otherwise be entitled to purchase or receive hereunder), the number of shares of stock, other securities, cash or property to which that number of shares of Common Stock would have been entitled in connection with such Change of Control (and, at an aggregate exercise price equal to the aggregate exercise price hereunder that would have been payable if that number of shares of Common Stock had been purchased on the exercise of the Option immediately before the consummation of the Change of Control).

7. Who May Exercise. Without ZixIt's consent, the Option shall be exercisable only by Kuehne (or, in the event of Kuehne's death, his heirs, estate, or beneficiaries, as applicable), and Kuehne may not Transfer the Option or the rights and privileges pertaining thereto. The Option is not liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of Kuehne, nor shall it be subject to garnishment, attachment, execution, levy or other legal or equitable process.

8. Certain Legal Restrictions; Legend. Except as provided in Exhibit A, ZixIt shall not have any obligation to Kuehne, express or implied, to list, register or otherwise qualify any of Kuehne's shares of Common Stock. ZixIt shall not be obligated to sell or issue any shares of Common Stock upon the exercise of the Option unless, in the opinion of counsel for ZixIt, the issuance and delivery of such shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange or inter-dealer quotation system on which shares of the Common Stock may then be listed or quoted. If Kuehne desires to exercise the Option with respect to shares that have not been registered under the Act and applicable state securities laws, Kuehne shall notify ZixIt of its desire to do so, thus affording ZixIt the opportunity to analyze the securities laws implications of such exercise. As a condition to the exercise of the Option or the issuance by ZixIt of any shares of Common Stock to Kuehne, ZixIt may require Kuehne to make such reasonable representations and warranties, covenants and agreements as may be necessary to assure compliance with applicable federal and state securities laws. The shares of Common Stock issued upon the exercise of the Option may not be transferred except in accordance with applicable federal or state securities laws. At ZixIt's election, if the shares of stock issuable upon the exercise of the Option have not been registered under the Act and applicable state securities laws, the certificate evidencing the Option Shares issued to Kuehne may be legended, as appropriate, as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

Furthermore, if any Option Shares are issued prior to the time that they are freely Transferable, at ZixIt's election, the certificate evidencing these Option Shares may be legended, as appropriate, to reflect the transfer restrictions set forth herein and stock surrender obligation (set forth in Subsection 4(f)).

9.       Definitions.

         The following terms as used in this Agreement shall have the stated meanings:

         (a) Acquiring Person. An "Acquiring Person" shall mean any Person (including any "person" as such term is used in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) that, together with all Affiliates and Associates of such Person, is the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 10% or more of the outstanding Common Stock. The term "Acquiring Person" shall not include ZixIt, any subsidiary of ZixIt, any employee benefit plan of ZixIt or subsidiary of ZixIt, any Person to the extent such Person is holding Common Stock for or pursuant to the terms of any such plan, or Kuehne, David P. Cook (current Company officer and director), Antonio R. Sanchez, Jr. (current Company director) or any Affiliate or Associate or spouse, sibling or parent ("family member") of Messrs. Kuehne, Cook, or Sanchez. For the purposes of this Agreement, a Person who becomes an Acquiring Person by acquiring beneficial ownership of 10% or more of the Common Stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such Person continues to be the beneficial owner of 10% or more of the outstanding Common Stock.

         (b) Affiliate. "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

         (c) Associate. "Associate" when used to indicate a relationship with any person shall mean:

                  (i) a corporation or organization (other than ZixIt or a majority-owned subsidiary of ZixIt) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities;

                  (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

                  (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

         (d) Average Fair Market Value. "Average Fair Market Value" shall mean the Fair Market Value for the 15 trading days immediately prior to the date in question.

         (e) Change of Control. "Change of Control" shall mean the occurrence of any of the following events:

                  (i)      Any Sale of ZixIt; or

                  (ii) Any Acquiring Person has become the beneficial owner of securities which when added to any securities already owned by such person would represent in the aggregate 25% or more of the then outstanding securities of ZixIt that are entitled to vote to elect any class of directors;

                  (iii) If at any time, the Continuing Directors then serving on the Board of Directors of ZixIt cease for any reason to constitute at least a majority thereof; or

                  (iv) Any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or any successor rule or regulation promulgated under the Exchange Act.

         (f) Continuing Director. A "Continuing Director" shall mean a director of ZixIt who (i) is not an Acquiring Person or an Affiliate or Associate thereof, or a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (ii) was either a member of the Board of Directors of ZixIt on the date of this Agreement or subsequently became a director of ZixIt and whose initial election or initial nomination for election by ZixIt's shareholders was approved by a majority of the Continuing Directors then on the Board of Directors of ZixIt.

         (g) Fair Market Value. "Fair Market Value" shall mean, at any date of determination, the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock as reported by The Nasdaq Stock Market or by the principal national stock exchange on which the Common Stock is then listed on such date.

         (h) Person. "Person" shall mean an individual, corporation, partnership, association, joint-stock company, trust, incorporated organization or government or political subdivision thereof and any other entity. A Person, together with that Person's Affiliates and Associates, and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of ZixIt with that Person, shall be deemed a single "Person."

         (i) Sale. A "Sale" occurs with respect to ZixIt if it engages in a merger, consolidation, recapitalization, reorganization, or sale, lease, license, transfer, or other effective disposition of all or substantially all of ZixIt's assets and ZixIt or its shareholders or Affiliates immediately before such transaction beneficially own, immediately after or as a result of such transaction, equity securities of the surviving or acquiring corporation or such corporation's parent corporation possessing less than fifty one percent (51%) of the voting power of the surviving or acquiring Person or such Person's parent corporation, provided that a Sale shall not be deemed to occur upon any public offering or series of such offerings of securities of ZixIt that results in any such change in beneficial ownership.

         (j) Transfer. "Transfer" (or any derivative thereof) means a direct or indirect sale, transfer, pledge, encumbrance or hypothecation.

10. Registration Rights. Kuehne shall have the registration rights set forth in Exhibit A attached hereto.

11. Arbitration. The parties agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies, or other matters in question ("claims") arising under this Agreement, whether sounding in contract, tort, or otherwise and whether provided by statute or common law, other than claims seeking injunctive or other equitable relief. The claims shall be submitted to arbitration and finally settled under the applicable rules of the American Arbitration Association ("AAA") in effect at the time the written notice of the claim is received. An arbitrator shall be selected in the manner provided for in such rules of the AAA, except that the parties agree that the arbitrator shall be an attorney licensed in the State of Texas. If any party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator will have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement to arbitrate, including, but not limited to, any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The arbitration will be held in Dallas County, Texas. The arbitrator shall issue a written decision that identifies the factual findings and principles of law upon which any award is based. The award and findings of such arbitrator shall be conclusive and binding upon the parties, and judgment upon such award may be entered in any court of competent jurisdiction. Any and all of the arbitrator's orders, decisions, and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. Each party shall pay all costs and expenses of its advisors. The costs and expenses of the arbitration proceedings will be paid by the non-prevailing party or as the arbitrator otherwise determines. Discovery will be permitted to the extent directed by the arbitrator. EACH PARTY UNDERSTANDS THAT BY AGREEING TO SUBMIT CLAIMS TO ARBITRATION IT GIVES UP THE RIGHT TO SEEK A TRIAL BY COURT OR JURY AND THE RIGHT TO AN APPEAL FROM ANY ERRORS OF THE COURT AND FORGOES ANY AND ALL RELATED RIGHTS IT MAY OTHERWISE HAVE UNDER FEDERAL AND STATE LAWS.

12.      Miscellaneous.

         (a) The granting of the Option herein shall impose no obligation upon Kuehne to exercise the Option or any part thereof.

         (b) Neither Kuehne nor any person claiming under or through Kuehne shall be or shall have any of the rights or privileges of a shareholder of ZixIt in respect of any of the shares issuable upon the exercise of the Option unless and until certificates representing such shares shall have been issued.

         (c) Any notice to be given to ZixIt under the terms of this Agreement or any delivery of the Option herein to ZixIt shall be in writing, addressed to ZixIt at its principal executive offices, Attn: Chief Financial Officer; and any notice to be given to Kuehne shall be addressed to Kuehne at the address set forth below. A party may specify a different address for receiving notice by giving written notice thereof to the other party. Any such notice shall be deemed to have been duly given upon receipt.

         (d) Subject to Section 7, this Agreement shall be binding upon and inure to the benefit of the assignees, representatives, executors, successors or beneficiaries of the parties hereto.

         (e) THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES, AS APPLICABLE, WITHOUT REFERENCE TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

         (f) If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

         (g) All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

         (h) The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

         (i) This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior written and prior or contemporaneous oral agreements and understandings pertaining hereto, including without limitation, the "Agreement" between the parties, executed on August 24, 1999.

         (j) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

         (k) This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, to be effective as of the date first above written.

                                         COMPANY:

                                         ZIXIT CORPORATION

                                         By:   /s/ RONALD A. WOESSNER
                                               --------------------------------
                                         Its:  Vice President
                                               --------------------------------
                                         Date: 10-29-99
                                               --------------------------------


                                         KUEHNE:


                                         /s/ HENRY KUEHNE
                                         --------------------------------------
                                         Henry Kuehne

                                         Address: c/o Roscoe D. Hambric, Jr.
                                                  President, Cornerstone Sports
                                                  2515 McKinney Avenue
                                                  Suite 940
                                                  Dallas, Texas  75201


                                         Date:    10-29-99
                                                  ------------------------------

                                   EXHIBIT A

                              REGISTRATION RIGHTS

         1. Certain Definitions. As used herein, the term "Shares" shall mean the shares of Common Stock issuable upon the exercise of the Option.

         2.       Registration.

         (a) Upon its receipt of a written notice from Henry Kuehne ("Kuehne"), ZixIt shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-3 (or such successor or other form as the SEC may stipulate or require) under the Securities Act of 1933, as amended (the "Act") covering any Shares that have become Transferable prior to the date of the notice and have not been previously registered.

         (b) Furthermore, upon its receipt of a written notice from Kuehne (given no earlier than 30 days prior to the upcoming Installment Date), ZixIt shall prepare and file with the SEC a registration statement on Form S-3 (or such successor or other form as the SEC may stipulate or require) under the Act covering the 25,000 Shares that become Transferable under the Option as of the upcoming Installment Date in question and, if applicable, Shares that previously became Transferable and that have not previously been registered.

         (c) ZixIt shall use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable after receipt of the written notice. ZixIt shall also file such post-effective amendments to such registration statement in order for it to remain effective without lapse until the earliest of (i) 90 days following the date the registration statement is declared effective, (ii) all the Shares so registered have been sold, or (iii) the first date on which Kuehne is permitted to sell all Shares then held by him (and that are sought to be sold) without restriction within 90 days pursuant to Rule 144 under the Act. If, during the effectiveness of the registration statement, Kuehne determines that he no longer desires to sell any (or further) Shares at that time, Kuehne will so advise ZixIt so that ZixIt can withdraw the registration statement. Kuehne shall be entitled to make four registration requests under this Section 2.

         (d) ZixIt may defer the filing (but not the preparation) of the registration statement for a period of up to 120 days if (a) at the time ZixIt or any of its subsidiaries is engaged in material confidential negotiations or other material confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of ZixIt determines in good faith that such disclosure would be materially detrimental to ZixIt and its shareholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities; or
(b) at the time ZixIt is engaged in business activities pertaining to an underwritten public offering of ZixIt's securities and the underwriters have advised ZixIt that the filing of the registration statement would have a material adverse effect on its ability to consummate such offering. A deferral of the filing of the registration statement will be lifted, and the registration statement shall be filed as soon as practicable thereafter forthwith, if the negotiations or other activities are completed, disclosed or terminated or the underwritten public offering is completed, terminated or postponed. In order to defer the filing of a registration statement, ZixIt will deliver to Kuehne a certificate signed by a senior executive officer of ZixIt setting forth a statement of the reason for such deferral and an approximation of the anticipated delay, which information Kuehne shall treat as confidential. Moreover, ZixIt shall have no obligation to register any Shares under this Section 2 if Kuehne is permitted to sell all Shares sought by him to be registered without restriction within 90 days pursuant to Rule 144 under the Act.

         3. Registration Procedures. If, and whenever, ZixIt is required by Section 2 to effect the registration of Shares under the Securities Act, ZixIt will as expeditiously as possible:

                  (a) prepare and file with the SEC a registration statement with respect to such securities, and use commercially reasonable efforts to cause such registration statement to become and remain effective for the period set forth in Section 2 (the "Effective Period"), and subject to the proviso in Subsection 3(d), use commercially reasonable efforts to obtain all other approvals, covenants, exemptions or authorizations from such governmental agencies or authorities as may be necessary to enable Kuehne to consummate the disposition of such Shares;

                  (b) prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective for the Effective Period as may be reasonably necessary to effect the sale of such securities;

                  (c) furnish to Kuehne and his agents, such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Kuehne and such agents may reasonably request in order to facilitate the public offering of such securities;

                  (d) use commercially reasonable efforts to register or qualify the Shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as Kuehne may reasonably request in writing within 20 days following the original filing of such registration statement; provided that, ZixIt shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or subject itself to taxation in a jurisdiction where it had not previously been subject to taxation, or take any other action that would subject ZixIt to service of process in a lawsuit other than one arising out of the registration of the Shares;

                  (e) notify Kuehne, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  (f) notify Kuehne promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

                  (g) prepare and file with the SEC, promptly upon the request of Kuehne, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for Kuehne (and concurred in by counsel for ZixIt), is required under the Act or the rules and regulations thereunder in connection with the distribution of Shares by Kuehne;

                  (h) prepare and promptly file with the SEC and promptly notify Kuehne of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at any time when a prospectus relating to such securities is required to be delivered under the Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

                  (i) advise Kuehne, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

                  (j) cause all such Shares to be listed on each securities exchange on which similar securities issued by ZixIt are then listed not later than the date required by such securities exchange, or, if similar securities are reported on The Nasdaq Stock Market or quoted in the over-the-counter market, cause all such Shares to be reported on The Nasdaq Stock Market or quoted in the over-the-counter market;

                  (k) provide a transfer agent and registrar for all such Shares not later than the effective date of such registration statement; and

                  (l) make available for reasonable inspection by Kuehne and any accountant or other agent retained by Kuehne all financial and other records of ZixIt reasonably requested, and cause ZixIt's officers, directors, employees and independent accountants to supply information reasonably requested by Kuehne or any such accountant or other agent in connection with such registration statement; provided that, ZixIt shall be under no obligation to disclose proprietary or privileged non-public information that, in the opinion of ZixIt's counsel, is not required to be disclosed in such registration statement or in any prospectus in connection therewith.

         4. Expenses. All fees, costs and expenses incidental to such registration and public offering of the Shares in connection therewith shall be shared equally by the parties; provided that, Kuehne's share of such expenses shall not exceed $5,000 per registration statement, and futher provided that Kuehne shall be fully responsible for any commissions and transfer taxes in respect of the sale of the Shares.

         5.       Indemnification.

                  (a) ZixIt will indemnify and hold harmless Kuehne and his agents and any person controlling Kuehne from and against, and will reimburse such persons with respect to, any and all loss, damage, liability, cost and expense to which such persons may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that ZixIt will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by or on behalf of Kuehne in writing specifically for use in the preparation thereof. ZixIt will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

                  (b) Kuehne will indemnify and hold harmless ZixIt, its directors, officers, employees, and other agents and any person controlling ZixIt from and against, and will reimburse such persons with respect to, any and all loss, damage, liability, cost and expense to which such persons may become subject under the Act or otherwise, insofar as such losses, damages, liabilities, costs or expenses are caused by any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by or on behalf of Kuehne specifically for use in the preparation thereof. Kuehne will not be subject to any liability for any settlement made without his consent, which consent shall not be unreasonably withheld.

                  (c) Promptly after receipt by an indemnified party, pursuant to the provisions of Subsection (a) or (b) of this Section 5 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Subsection (a) or (b), promptly notify the indemnifying party of the commencement thereof; but the omission to so notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party, except to the extent that such omission materially and adversely affects the indemnifying party's ability to defend against or compromise such claim. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interest that would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to an indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Subsection (a) or (b) for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than out-of-pocket costs of investigation, unless (i) the indemnified party shall have employed counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.